Exhibit 10.18

FIRST AMENDMENT TO THE NISOURCE INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2004)

     WHEREAS, NiSource Inc. (the “Company”) maintains the NiSource Inc. Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2004 (the “Plan”); and

     WHEREAS, pursuant to Section 7.5 of the Plan, the Company deems it desirable to amend the Plan as described below.

     NOW, THEREFORE, the Plan is hereby amended, effective January 28, 2005, as follows:

     1. The first two sentences of Section 7.5 are amended to read as follows:

“The Committee may amend any provision of the Plan. In addition, the Chairman of the Board of Directors may amend any provision of the Plan, except for Articles III, IV and V which may only be amended by the Committee. The Committee may terminate the Plan at any time, except that any benefits that are payable due to a Retirement, death, disability, or other termination of employment occurring prior to the amendment or termination shall not be reduced or discontinued.”

     2. Section 7.7 is amended to read as follows:

“7.7 Action by Company. Any action required of, or permitted by, the Company under the Plan shall be by resolution of the Committee, or by a person or persons authorized by resolution of the Committee.”

     IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on its behalf, by its officer duly authorized, this 28th day of January, 2005.

NISOURCE INC.
By:	/s/ S. LaNette Zimmerman